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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G




                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (Amendment No.      )*


                            Pain Therapeutics, Inc.
                   -----------------------------------------
                               (Name of Issuer)

                         Common Stock, $.001 par value
                   -----------------------------------------
                         (Title of Class of Securities)

                                  69562K100
                   -----------------------------------------
                                (CUSIP Number)

                                July 14, 2000
                   ------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)

     [ ]  Rule 13d-1(c)

     [X]  Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP NO. 69562K100
          --------------------------------------------------------------------

  (1)     Names of Reporting Persons
          I.R.S. Identification Nos. of above persons (entities only).

          REMI BARBIER
          ---------------------------------------------------------------------

  (2)     Check the Appropriate Box if a Member of a Group
          (See Instructions)

          (a)   [ ]
          (b)   [ ]
          ---------------------------------------------------------------------

  (3)     SEC Use Only

          ---------------------------------------------------------------------

  (4)     Citizenship or Place of Organization

          US
          ---------------------------------------------------------------------

                       (5)     Sole Voting Power           8,180,000
  NUMBER OF
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     Shared Voting Power                 0
  OWNED BY
    EACH               --------------------------------------------------------
  REPORTING            (7)     Sole Dispositive Power      8,180,000
 PERSON WITH:
                       --------------------------------------------------------
                       (8)     Shared Dispositive Power            0

                       --------------------------------------------------------

  (9)     Aggregate Amount Beneficially Owned by Each Reporting Person

          8,180,000
          ---------------------------------------------------------------------

 (10)     Check if the Aggregate Amount in Row 9 Excludes Certain
          Shares

          ---------------------------------------------------------------------

 (11)     Percent of Class Represented by Amount in Row (9)              30.6%
                                                            as of Dec. 31, 2000
          ---------------------------------------------------------------------

 (12)     Type of Reporting Person (See Instructions)

          ---------------------------------------------------------------------
          IN
          ---------------------------------------------------------------------


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ITEM 1.

     (a)  Name of Issuer
            Pain Therapeutics, Inc.

     (b)  Address of Issuer's Principal Executive Offices
            250 E. Grand Ave., Suite 70
            South San Francisco, CA 94080
ITEM 2.

     (a)  Name of Person Filing
            Remi Barbier

     (b)  Address of Principal Business Office
            250 E. Grand Ave., Suite 70
            South San Francisco, CA 94080

     (c)  Citizenship
            United States

     (d)  Title of Class of Securities
            Common Stock, $.001 par value

     (e)  CUSIP Number
            69562K100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     Not Applicable

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ITEM 4. OWNERSHIP

     (a)  Amount beneficially owned: 8,180,000

     (b)  Percent of class: 30.6% as of December 31, 2000

     (c)  Number of shares as to which the person has: ________

          (i)   Sole power to vote or to direct the vote. 8,180,000

          (ii)  Shared power to vote or to direct the vote.  0

          (iii) Sole power to dispose or to direct the disposition of. 8,180,000

          (iv)  Shared power to dispose or to direct the disposition of.  0

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     Not applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

     Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     Not applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     Not applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

     Not applicable

ITEM 10. CERTIFICATION


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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set in this statement is true, complete and correct.



                                                    February 5, 2001
                                             -------------------------------
                                                          Date

                                                    /s/ REMI BARBIER
                                             -------------------------------
                                                        Signature


                                                      Remi Barbier
                                            ----------------------------------
                                                       Name/Title